NUMBER

SHARES

RENEWABLE ASSETS, INC
(a Delaware corporation)
AUTHORIZED CAPITAL 80,000,000 SHARES
1,000,000 SHARES OF PREFERRED STOCK PAR VALUE $.001 PER SHARE
80,000,000 SHARES OF COMMON STOCK PAR VALUE $.001 PER SHARE

This Certifies that ____________________

is the owner of ____________________ *Shares of the Capital Stock of*

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

IN WITNESS WHEREOF, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* __________ *day of* __________ *A.D. 20* ______

ALFRED M. SCHIFFRIN
CHAIRMAN

© GOES 365